Exhibit 99.01

PRESS RELEASE

FOR MORE INFORMATION:

Steve Kemper

Chief Financial Officer

(858) 200-0200

www.dexcom.com

FOR IMMEDIATE RELEASE

DexCom Inc. Reports First Quarter 2006 Financial Results

SAN DIEGO, Calif—(BUSINESS WIRE)— May 15, 2006—DexCom, Inc. (Nasdaq:DXCM) today reported a net loss of $10.9 million or $0.43 cents per share for the first quarter of 2006 compared to a loss of $6.1 million or $2.36 per share for the first quarter of 2005.

The company reported initial revenues of $15,000 for the first quarter of 2006 after launching its first product on March 28, 2006. No revenues were recorded in previous periods. Cost of sales increased to $2.1 million for the first quarter of 2006 compared to zero for the first quarter in 2005. Cost of sales includes both the direct costs of each product sold and the fixed costs associated with maintaining its manufacturing operations.

Research and development expense, including share-based compensation, increased $59,000 to $5.5 million for the first quarter of 2006, compared to $5.4 million for the first quarter of 2005. The increase was related to $1.1 million in increased development expenses offset by a $1.1 million decrease in manufacturing expenses that are classified in cost of sales for the first quarter of 2006.

Selling, general and administrative expense, including share-based compensation, increased $3.2 million to $3.8 million for the first quarter of 2006, compared to $0.7 million for the first quarter of 2005. The increase was primarily due to $1.5 million in sales and marketing costs, $0.8 million in higher legal expenses and $0.7 million related to expenses associated with operating as a public company.

The information above is only a summary of the company’s operating results for the first quarter of 2006. Please refer to the company’s quarterly report on Form 10-Q for the period ending March 31, 2006, as filed with the Securities and

Exchange Commission on May 15, 2006, for a complete discussion of the company’s first quarter financial results.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a development stage medical device company with a limited operating history. The company received approval from the FDA for its STS continuous glucose monitor on March 24, 2006, and has only recently launched the sale of this product throughout the United States. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending March 31, 2006, as filed with the Securities and Exchange Commission on May 15, 2006.

DexCom, Inc.
(a development stage company)

BALANCE SHEETS

	March 31, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,180,509	$37,247,064
Short-term marketable securities, available-for-sale	18,493,781	13,277,688
Inventory	1,919,521	—
Prepaid and other current assets	567,414	488,015
Total current assets	41,161,225	51,012,767

Property and equipment, net	6,026,458	5,463,491
Restricted cash	250,000	250,000
Other assets	50,000	—
Total assets	$47,487,683	$56,726,258

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$4,821,490	$6,008,194
Accrued payroll and related expenses	1,842,817	889,362
Accrued clinical trials	303,350	176,540
Total current liabilities	6,967,657	7,074,096

Deferred rent	238,192	240,099

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively.	—	—
Common stock, $0.001 par value, 100,000,000 authorized; 25,654,197 and 25,416,559 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively.	25,654	25,417
Additional paid-in capital	134,965,710	134,257,379
Deferred stock-based compensation	—	(1,084,214)
Accumulated other comprehensive loss	(15,882)	(11,928)
Deficit accumulated during the development stage	(94,693,648)	(83,774,591)
Total stockholders’ equity	40,281,834	49,412,063
Total liabilities and stockholders’ equity	$47,487,683	$56,726,258

DexCom, Inc.
(a development stage company)

STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,		Period from May 13, 1999 (inception) through March 31,
	2006	2005	2006
Revenues	$14,775	$—	$14,775
Cost of sales	2,081,220	—	2,081,220
Gross margin	(2,066,445)	—	(2,066,445)

Operating expenses:
Research and development	5,494,086	5,435,077	68,667,448
Selling, general and administrative	3,841,440	686,595	17,249,294
Total operating expenses	9,335,526	6,121,672	85,916,742
Interest and other income	482,914	135,737	3,550,308
Net loss	(10,919,057)	(5,985,935)	(84,432,879)
Accretion to redemption value of Series B, Series C, and Series D redeemable convertible preferred stock	—	(106,990)	(10,260,769)
Net loss attributable to common stockholders	$(10,919,057)	$(6,092,925)	$(94,693,648)

Basic and diluted net loss per share attributable to common stockholders	$(0.43)	$(2.36)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	25,556,603	2,577,644

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